Exhibit 15.1

Board of directors

Harmony integrated annual report 2012

Non-executive chairman Patrice Motsepe (49)

Non-executive chairman

BA (Legal), LLB

Appointed to the board in 2003, Patrice became non-executive chairman during 2004. He was a partner in one of the largest law firms in South Africa, Bowman Gilfillan Inc. He was a visiting attorney in the USA with the law firm, McGuire Woods Battle and Boothe. In 1994 he founded Future Mining, which grew rapidly to become a successful contract mining company. He then formed ARMgold in 1997, which listed on the JSE in 2002. ARMgold merged with Harmony in 2003 and this ultimately led to the takeover of Anglovaal Mining (Avmin). In 2002 he was voted South Africa’s Business Leader of the Year by the CEOs of the top 100 companies in South Africa. In the same year, he was the winner of the Ernst & Young Best Entrepreneur of the Year award. He is a recipient of numerous business and leadership awards. He is also the executive chairman of ARM Limited and the deputy chairman of Sanlam. Patrice serves on the International Business Council of the World Economic Forum. His various business responsibilities included being president of Business Unity South Africa (BUSA) from January 2004 to May 2008 – BUSA is the representative voice of organised business in South Africa. He is also president of Mamelodi Sundowns Football Club.

Deputy chairman Modise Motloba (46)

Independent non-executive director

BSc, Diploma in Strategic Management

Modise joined the board in 2004. Currently chief executive officer of Quartile Capital (Proprietary) Limited, Modise is also a director of the Land Bank and Land Bank Insurance (chairman). His 19 years’ experience in investment banking, treasury and fund management includes appointments at Rand Merchant Bank, African Merchant Bank, African Harvest Fund Managers and Goldman Sachs. Modise is a former president of the Association of Black Securities and Investment Professionals (ABSIP) where he was instrumental in formulating and negotiating the historic financial services charter in 2003.

Lead independent non-executive director Fikile De Buck (51)

Lead independent non-executive director

BA (Economics), FCCA (UK)

Fikile joined the board in March 2006. A chartered certified accountant, she is a fellow of the Association of Chartered Certified Accountants (ACCA) (UK) and a member. From 2000 to 2008, Fikile worked in various capacities at the Council for Medical Schemes in South Africa, including as chief financial officer and chief operations officer. Prior to that, she was treasurer at the Botswana Development Corporation. Fikile is a non-executive director and chairman of the audit committee of Anooraq Resources Corporation. In August 2010, Fikile was appointed lead independent non-executive director and chairman of the nomination committee.

Harmony integrated annual report 2012

Independent non-executive directors

Joaquim Chissano (72)

Independent non-executive director

PhD

Joaquim was appointed to the board in April 2005. Former president of Mozambique (1986 to 2004), Joaquim also served as chairman of the African Union for 2003/2004. On leaving the presidency, he established the Joaquim Chissano Foundation for Peace Development and Culture, and has led various international peace initiatives on behalf of the United Nations, African Union and Southern African Development Community to Guinea-Bissau, Democratic Republic of the Congo, Uganda and Madagascar. In 2006 he was awarded the annual Chatham House prize for significant contributions to improving international relations and received the inaugural Mo Ibrahim prize for Achievement in African Leadership in 2007. He is a non-executive director of ARM Limited and TEAL. Joaquim was appointed to the Global Development Programme Advisory Panel of the Bill and Melinda Gates Foundation in December 2009.

Ken Dicks (73)

Independent non-executive director

Mine Manager’s Certificates

(Metalliferous and Fiery Coal Mines), Management Development Diploma and Management Diploma

Ken joined the Harmony board in 2008. He is a mining engineer with 39 years’ experience in the South African mining industry. He spent 37 years working in the Anglo American Corporation’s gold and uranium division where he held several senior positions. He presently serves as an independent non-executive director on the boards of Bauba Platinum and Witwatersrand Consolidated Gold Resources Limited.

Dr Simo Lushaba

(46)

Independent non-executive director

BSc (Hons), MBA and DBA

Simo joined the Harmony board in October 2002. An entrepreneur and executive business coach, he previously held senior management positions at Spoornet and Lonmin plc and was chief executive of Rand Water. Simo is a member of the boards of Cashbuild Limited, Talent Africa, GVSC and the Nepad Business Foundation (SA).

Cathie Markus (55)

Independent non-executive director

BA, LLB

Cathie joined the board in May 2007. She spent 16 years at Impala Platinum Holdings Limited, initially as legal adviser and from 1998 to 2007, as executive director responsible for legal, investor and community affairs. After graduating from the University of the Witwatersrand, Cathie served articles at Bell Dewar & Hall. On qualifying as an attorney, notary and conveyancer, she joined the legal department of Dorbyl Limited. She is currently a trustee of the Impala Bafokeng Trust and chairs the St Mary’s School Waverley Foundation.

HARMONY IN BRIEF

ANNUAL REVIEWS

OPERATIONAL REVIEW

GEOLOGY

EXPLORATION

MINERAL RESOURCES AND RESERVES

GOVERNANCE

FINANCIALS AND ADMINISTRATION

Board of directors continued

Harmony integrated annual report 2012

Independent non-executive directors continued

Mavuso Msimang (70)

Independent non-executive director

MBA (Project Management) United States International University, San Diego California BSc, University of Zambia

Mavuso joined the board in March 2011. He has 27 years’ experience in management at executive level. He was involved in the successful transformation and restructuring of various state-owned entities over a period of 16 years until 2010. Mavuso was director-general of the South African Department of Home Affairs and previously served successively as CEO of the State Information Technology Agency, South African National Parks and SA Tourism. He was country representative of international development organisations World University Service/ Canada and CARE-International in Ethiopia and Kenya, respectively. He also held senior management positions with UNICEF and the World Food Programme. He currently consults in the conservation and tourism sectors.

John Wetton (63)

Independent non-executive director

CA(SA), FCA (England & Wales)

John joined the Harmony board in July 2011. He was with Ernst & Young from 1967 to June 2010. Corporate audit was his main focus, but for the last 11 years he played a business development role across Africa. John led Ernst

& Young’s mining group for a number of years and continued to act as senior partner for some of the firm’s major mining and construction clients. John was a member of Ernst & Young’s executive management committee and was, until retirement, a member of the Ernst & Young Africa governance board.

Non-executive director

André Wilkens (64)

Non-executive non-independent director

Mine Manager’s Certificate of Competency, MDPA, RMIIA

André joined the Harmony board in August 2007. He was appointed to the board of ARM in 2004 and was chief executive officer of ARM until March 2012. He is currently executive director growth and strategic development (based in the office of the ARM executive chairman). He headed ARMgold for five years and ARM Platinum for a year before being appointed chief operating officer of Harmony after its merger with ARMgold in 2003. André has over 43 years’ experience in the mining industry, particularly gold, platinum group metals, iron ore, manganese, coal, chrome, nickel and copper.

Executive directors

Graham Briggs (59)

Chief executive officer

BSc (Hons) (Geology)

Graham was appointed chief executive officer in January 2008, after his appointment to the board in 2007. Having joined Harmony as new business manager in 1995, Graham’s previous positions include that of chief executive of Harmony Australia. A geologist by training, Graham has more than 37 years’ experience in the field and in an operational capacity at a number of South African gold mines. Graham serves as a director on Harmony’s subsidiary companies.

Frank Abbott (57)

Financial director

BCom, CA(SA), MBL

Frank joined the Harmony board as non-executive director in 1994, and was appointed financial director in 1997. In 2004 Frank was appointed financial director of ARM, while remaining on the Harmony board as non-executive director. In August 2007, Frank was seconded to Harmony as interim financial director, a position he held until handing over to Hannes Meyer in 2009.

He was appointed executive director of Harmony in November 2011 and has been serving as financial director on the board of Harmony since February 2012.

Executive management

Harmony integrated annual report 2012

Executive directors continued

Harry Ephraim “Mashego” Mashego (48)

Executive director

BA Ed, BA (Hons), GEDP, JMDP

Mashego joined Harmony in July 2005 as group human resources development manager. Mashego, who has more than 21 years’ experience in human resources, began his career as human resources manager at Eskom. He progressed in the field at JCI, Atlantis Diesel Engines and Foskor Limited. He was promoted to general manager at Harmony’s Evander operations in 2005 and appointed executive: human resources in 2007. Mashego was appointed executive director: organisational development and transformation in 2010. He accepted his new role as executive director: government relations in August 2011.

Executive management

Jaco Boshoff (43)

Executive: mineral resources development and growth

BSc (Hons), MSc (Geology), MBA, PrSciNat, MSAIMM

Jaco joined Harmony in April 1996. He has served as the executive: reserves and resources and competent person since 2004. In 2010, projects and new business were added to his portfolio and he was the acting chief operating officer for Harmony’s North region during FY12. From 1998 to 2004 he was an ore reserve manager at various Harmony operations and before that a geologist at Harmony and Gengold mines. Jaco is registered as a professional geological scientist with the South African Council for Natural Scientific Professions and is a member of the South African Institute of Mining and Metallurgy.

Anton Buthelezi (48)

Executive: human resources

National diploma (Human Resources Management), BTech (Labour Relations Management), Advanced Diploma in Labour Law

Anton rejoined Harmony in 2005 as human resources manager at Evander. He has over 23 years’ experience in human resources management in the mining industry. Previous positions include senior HR officer at Anglogold Ashanti, and mid and senior managerial positions in the same field at ARMgold, Samancor Chrome and Harmony. He has a proven track record in the full spectrum of HR functions as a generalist. Anton joined the executive committee in October 2011.

Matthews Pheello Dikane (46)

Executive: legal, governance and ethics

LLB, LLM (Labour Law), Postgraduate Diploma in Management Practice, Postgraduate Diploma in Corporate Law

Pheello joined Harmony in 2009. He has 21 years’ experience in the mining industry, working his way up from learner official to production mine overseer at AngloGold Ashanti Limited. During this time, he studied for his law degree and served his articles at Perrott Van Niekerk Woodhouse Incorporated. He returned to AngloGold Ashanti’s corporate office as a legal counsel, later joining Brink Cohen Le Roux as a senior associate where he became a director.

Melanie Naidoo-Vermaak (37)

Executive: environment

BSc, BSc (Hons), MSc and MBA

Melanie joined Harmony in 2009. She is an experienced sustainable development specialist who has worked for both the private sector in the mining industry, and the public sector in the Departments of Water Affairs and Forestry and Minerals and Energy. She has spent more than 13 years in this discipline and has international environmental management exposure gained in the UK, Australia, Papua New Guinea, Fiji and Africa. She has held various positions at some of the world’s leading mining companies, including BHP

Billiton, Anglo American plc and De Beers Consolidated Mines Limited.

HARMONY IN BRIEF

ANNUAL REVIEWS

OPERATIONAL REVIEW

GEOLOGY

EXPLORATION

MINERAL RESOURCES AND RESERVES

GOVERNANCE

FINANCIALS AND ADMINISTRATION

Executive management continued

Harmony integrated annual report 2012

Executive management continued

Alwyn Pretorius (41)

Executive: health and safety

BSc (Mining Engineering), BSc (Industrial Engineering)

Alwyn joined Harmony on its merger with ARMgold in 2003. He began his career at Vaal Reefs as a mining graduate in training in 1993 and was appointed shift boss in 1995, gaining experience in remnant mining. Alwyn obtained his BSc in industrial engineering in 1998 and joined ARMgold in 1999 at its Orkney operations, becoming mine manager in 2003. Alwyn was appointed executive, South African operations at Harmony in March 2007, and then as chief operating officer: North region. He was appointed to his current position in August 2011.

Tom Smith (55)

Chief operating officer: South Africa

NHD (Mine Surveying and Metalliferous Mining)

Tom joined Harmony in 2002. He began his career in the industry in 1975 as a sampler at Vaal Reefs mine, becoming chief surveyor in 1988. He changed his career to mining in 1991, working as a section manager on the Great Noligwa, Elandsrand and Mponeng mines. He was also involved in projects at Tau Lekoa and Moab Khotsong, acquiring experience in conventional, trackless, pillar and deep-level mining. He was promoted to production manager at AngloGold’s Mponeng in 1998. Tom was appointed general manager of Tshepong in 2000. Following the merger with ARMgold, he was involved in restructuring the Free State operations. He joined the executive team in September 2007.

Marian van der Walt (39)

Executive: corporate and investor relations

BCom (Law), LLB, Higher Diploma in Tax, Diploma in Corporate Governance, Diploma in Insolvency Law, Certificates in Business Leadership

Marian was appointed company secretary in 2003 and joined Harmony’s executive committee in 2005 as executive: legal and compliance. This included taking responsibility for company secretarial, risk management, internal audit and Sarbanes-Oxley compliance. In 2008, she resigned as company secretary, enabling her to accept her current position as executive: corporate and investor relations. Staff engagement was added to her portfolio in February 2012. Marian began her career as attorney and conveyancer in 1998 and held positions at Routledge Modise Attorneys, Deloitte and Touche and the Standard Bank of South Africa Limited prior to joining Harmony.

Johannes van Heerden (40)

Chief executive officer: South-east Asia

BCompt (Hons), CA(SA)

Johannes was appointed chief executive officer of south-east Asia in January 2008. He is responsible for Harmony’s Papua New Guinea assets which comprise an extensive exploration portfolio in addition to the Morobe Mining Joint Ventures’ assets. In this role he serves as rotating chairman on the Morobe Mining Joint Ventures (MMJV) committee which provides oversight and direction to the MMJV assets consisting of the Hidden Valley mine, Wafi-Golpu project and Morobe exploration, held in 50/50 partnership with Newcrest Mining Limited. He joined Harmony in July 1998 as financial manager of the Free State operations with operational and group reporting responsibility for the region. He was appointed group financial manager in 2001, before being relocated to Harmony South-east Asia as chief financial officer in 2003, responsible for Harmony’s Australian and Papua New Guinean portfolio. In this capacity, he served as non-executive director of Abelle Limited, the ASX-listed Australian company that held the PNG assets before Harmony’s takeover. He was appointed to the Harmony executive committee in 2005.

Abré van Vuuren (52)

Executive: risk management and services improvement

BCom, MDP, DPLR

Abré was appointed human resources manager at Grootvlei Gold Mining Company when Harmony acquired the operation in 1997. He joined Harmony’s executive committee in 2000, responsible for industrial relations. Since then he has held various positions in services and human resources until accepting his current position as executive: risk management and services improvement. Abré started his career in the mining industry in 1982, holding positions in finance and mainly human resources, on various gold mines and collieries in the Rand Mines Group.